EXHIBIT A

                  FORM OF REVOLVING CREDIT NOTE



                                         Dated:  __________, 19___

$________________________


FOR VALUE RECEIVED, the undersigned, HEALTH CARE REIT, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of __________________ (the "Bank"), in immediately available funds on the Revolving Credit Termination Date, the lesser of ___________________ Million Dollars ($________________)
or the aggregate outstanding principal amount of the Revolving Credit Loans made by the Bank to the Borrower pursuant to the Credit Agreement. Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in that certain Amended and Restated Credit Agreement, dated as of September 8, 1994 (as the same may from time to time be amended, supplemented, restated or otherwise modified, the "Credit Agreement"), among the Borrower, the Bank and certain other banks parties thereto, and National City Bank, as Agent for the Bank and such other banks.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan evidenced hereby from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement. The Borrower promises to pay on demand, interest on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

Both principal and interest in respect of each Revolving Credit Loan are payable in lawful money of the United States of America to the Agent at the Payment Office of the Agent, in same day funds. Each Revolving Credit Loan made by the Bank to the Borrower pursuant to the Credit Agreement, and all payments made on account of the principal amount thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Revolving Credit Note; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrower under this Revolving Credit Note.

This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Loans by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Bank's Revolving Credit Commitment, the indebtedness of the Borrower resulting from each such Revolving Credit Loan being evidenced by this Revolving Credit Note, (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof and (iii) provides for the amendment or waiver of certain terms of the Credit Agreement, all upon the terms and conditions therein specified.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Revolving Credit Note shall be governed by, and construed in accordance with, the laws of the State of Ohio.

                                       HEALTH CARE REIT, INC.


                                By:

                                Title:

               ADVANCES AND PAYMENTS OF PRINCIPAL
                      HEALTH CARE REIT, INC.
              AMENDED AND RESTATED CREDIT AGREEMENT,
                  DATED AS OF SEPTEMBER 8, 1994



Date of                               Principal    Principal Amount
 Loan      $ Amount     Date Paid    Amount Paid      Outstanding     Noted By